SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant    [x]

Filed by a Party other than the Registrant    [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ x]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

Electronic Data Systems Corporation

(Name of Registrant as Specified In Its Charter)

____________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x ]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

                    _________________________________________________________________________________

(2)	Aggregate number of securities to which transaction applies:

                    _________________________________________________________________________________

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                    _________________________________________________________________________________

(4)	Proposed maximum aggregate value of transaction:

                    _________________________________________________________________________________

(5)	Total fee paid:

                    _________________________________________________________________________________

[ ]	Fee paid previously with preliminary materials.

[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

                   __________________________________________________________________________________

(2)	Form, Schedule or Registration Statement No.:

                   __________________________________________________________________________________

(3)	Filing Party:

                   __________________________________________________________________________________

(4)	Date Filed:

                   __________________________________________________________________________________

Page 2-DEF14A-Filed by Electronic Data Systems Corporation

5400 Legacy Drive

Plano, Texas 75024

May 19, 2003

Michael Sandler

Pacific Financial Research

9601 Wilshire Boulevard, Suite 800

Beverly Hills, CA  90210-5210

Dear Michael:

Pursuant to our telephone conversation earlier today, this confirms our intent to reduce the number of stock option awards granted to employees under the EDS Amended and Restated Incentive Plan relative to recent years.  More specifically, beginning in 2004, we expect to grant stock option awards for not more than 12 million shares, or approximately 2.5% of our current total outstanding shares, during the calendar year.  This does not include any future stock option awards under the pending stock option exchange program, which has been submitted to shareholders for approval at tomorrow's annual meeting, nor any issued as a result of significant groups of employees transitioned to EDS.

Obviously, if EDS shifts its grant strategy from primarily stock options to restricted stock in whole or in part, we would expect to further reduce the maximum number of shares utilized annually to reflect that a full share creates more potential dilution than a stock option.

Sincerely,

/s/  MICHAEL E. PAOLUCCI

Michael E. Paolucci

Managing Director, Global Compensation and Benefits